MEMORANDUM OF UNDERSTANDING
Between
Howard University, 2400 Sixth St NW, Washington, DC 20059 USA and
Immage Biotherapeutics Corp., 151 Highway 33, Manalapan, New Jersey 07726 USA.

General
In order to facilitate development of academic and scientific relationships in support of collaborative research and training activities, Howard University (hereinafter "Howard"); with principal investigators Drs. Tamaro Hudson and Georgia Dunston; and Immage Biotherapeutics Corp. (hereinafter "Immage") agree to establish this Memorandum of Understanding (MOU) as a framework for cooperative research projects aligned with the personalized vaccine program of the Howard University (HU) Cancer Genomics Core in accordance with the following provisions.

Project Agreements
The terms of cooperation for each specific project and related activities implemented under this MOU, including financials, licensing, and patent frameworks, shall be mutually discussed and agreed upon in writing by both collaborating entities prior to the initiation of that project and related activities in separate Project Agreements. These Project Agreements shall be subject to the terms of this MOU.

SECTION I
Personnel Exchange Opportunities
It is agreed that the development of academic and scientific relationships for the purposes of this MOU will be strengthened by personnel visits and exchanges between the collaborating entities. The purpose is to exchange scientific information and develop specific cooperative research projects aligned with the personalized vaccine program of the HU Cancer Genomics Core. Details concerning the arrangements for personnel exchanges will be made under the aegis of the collaborating entities.

SECTION II
Cooperative Research
It is recognized that cooperative research is important to the collaborating entities. Where such opportunities exist, the, collaborating entities agree to make them a high priority and to make specific arrangements as necessary. It is understood that funds for the initial research project and related activities conducted under this MOU will come from Immage of which a percentage to be approved by HU Research Administrative Services will be considered indirect cost. All permanent materials, such as, lab equipment purchased under this MOU by Immage shall be the property of Immage, while maintained and stored at Howard University. Patents derived from cooperative research projects and related activities shall be filed and commercialized by the Parties as mutually agreed upon in the related Project Agreement.

SECTION III
Areas of Academic, Scientific, Technical, and Industrial Interest
Every effort will be made to encourage productive relationships and exchanges in all related fields identified by interested members of the collaborating entities. The intent of this MOU is to explore areas of common research interests including but not limited to the development of peptide immunotherapies and supporting treatments relating to the interest of Immage and the personalized vaccine program of the HU Cancer Genomics Core. Towards this end, HU investigators (i.e., faculty, staff, and students) shall share authorship, as appropriate to their respective contributions, in scientific publications and presentations of the collaborative research at scientific meetings. They will also have access to the data and findings from the collaborative research for use in the development of independently funded grant proposals and/or Project Agreements mutually acceptable to both collaborating entities.

SECTION IV
Research, Education and Training
The collaborating entities recognize that there are considerable research, education and training benefits when graduate and professional students, or postgraduate professionals, are provided with opportunities to participate in collaborative research projects and related activities. Efforts will be made, accordingly, to expand opportunities toward this objective. Arrangements to this end will be considered on a case-by-case basis by the collaborating entities. It is agreed that as much as practicable, graduate and postgraduate research, education and training will be considered an essential component for inclusion in funded projects. Short-term, non-degree training will also be considered as part of this MOU.

With respect to student programs, course work or academic programs will be governed by the academic criteria and guidelines for trainee support of the host institution. Students participating in a collaborative research project or academic program contemplated by this MOU will be required to carry adequate health insurance acceptable to the collaborating entities.

SECTION V
Exchange of Scientific Materials
Collaborating entities agree to exchange as widely as is practicable such items as scientific publications and journals, trade and industry journals, consistent with this MOU Section III: Areas of Academic, Scientific, Technical, and Industrial Interest.

SECTION VI
Academic Freedom
Generally accepted principles of academic freedom will be applicable to all educational and research activities undertaken by, or under the direction of faculty who participate in the projects contemplated by this MOU.

SECTION VII
Non-discrimination
Howard and Immage agree not to discriminate against any person because of age, ancestry, color, disability or handicap, national origin, race, religious creed, sex, sexual orientation, or veteran

status. All participants will be cognizant of and abide by the laws of the host institution and country. Howard and Immage shall abide by these principles in the administration of this MOU, and neither collaborating entity shall impose criteria for faculty, staff, or student research participants which would violate the principles of non-discrimination. Breach of this covenant may be regarded as a material breach of this MOU and any related agreements.

SECTION VIII
Intellectual Property
Each Party to this MOU shall own the intellectual property (IP) conceived or first reduced to practice solely by its employees or agents in furtherance of collaborative research projects or activities contemplated by this MOU. IP conceived or first reduced to practice jointly by employees or agents of both entities shall be governed by the appropriate Project Agreement. If no Project Agreement is in place when joint IP is developed, the Parties shall negotiate in good faith a separate agreement that will set forth each Party's contribution to the protection and commercialization of the joint IP.

SECTION IX
Export Compliance
The entities hereto agree to comply with all applicable United States export laws and regulations. Unless authorized by applicable government license or regulation, neither party will directly or indirectly export or re-export, at any time any technical information or software, furnished or developed under this MOU to any prohibited country (including release of such technical information or software to nationals, wherever they may be located, of any prohibited country) as specified in applicable United States export, embargo, and sanctions regulations.

SECTION X
Foreign Corrupt Practices Act/Anti-Bribery Compliance
Each entity represents that it has not and will not offer, promise, or authorize the payment or provision of anything of value to any individual or to any person with the knowledge or belief that he or she will give it to another individual for the purpose of improperly influencing such individual or securing any improper business or commercial advantage.

SECTION XI
Anti-Boycott Compliance
The entities agree that no provision of this MOU or any Project Agreement under this MOU shall apply if application of such provision would result in a violation of the Anti-Boycott laws and regulations of the United States.

SECTION XII
Indemnification
Howard and Immage shall each indemnify and hold harmless the other, its officers, agents and employees, for any and all liability, damages and cost attributable to the negligent acts or omissions of the indemnifying party, its officers, agents and employees while acting in the scope of their employment, and in furtherance of activities described in this MOU. Students are not employees or agents of Howard or Immage for purposes of this Agreement.

SECTION XIII
Insurance
Each entity shall maintain its own liability insurance in amounts deemed appropriate for its operations. Such insurance shall provide coverage for negligent acts, errors, or omissions and provide protection against bodily injury or property damage claims. It is expressly understood that each entity shall be solely responsible for its own actions and such insurance shall not extend to protect any other entity.

SECTION XIV
Conduct
Faculty, staff and students must abide by the Standards of Operations for laboratory protocols and procedures established by and provided in laboratory manuals of the host institution.

SECTION XV
Use of Name
Any use of the name Howard University or Immage, including any of its constituent colleges or programs, or related logos in advertisements, publications or notices relating in any way to the activities described in this MOU shall be subject to prior written approval.

SECTION XVI
Non-Assignment
Neither entity to this MOU shall have the right to assign any duty or responsibility arising hereunder without the written consent of the other entity.

SECTION XVII
Relationship of Entities
This MOU shall not be construed to create a relationship of partners, employees, servants or agents as between entities. The entities to this MOU are acting as independent contractors for the purposes of this MOU.

SECTION XVIV
Application of Law
This MOU and any Project Agreements shall be governed and construed under the laws of the District of Columbia, United States of America, without regard to its principles of conflicts of law. The entities will consult with each other and attempt to resolve disputes or misunderstandings that arise in the administration of this MOU or any Project Agreement informally. In the event that informal attempts at resolution are not successful, the entities agree that all claims or actions, related to, or arising out of, activities described in this MOU or any Project Agreement shall be brought only in the courts of the District of Columbia.

SECTION XXI
Termination
This MOU or any Project Agreement can be terminated at any time for material breach upon provision of written notice and a reasonable opportunity to cure. Termination may also occur for any reason upon sixty (60) days written notice, in which case all reasonable efforts shall be made to minimize disruption of work under existing Project Agreements.

SECTION XXII
Effective Date/Term
This MOU shall become effective upon signature of all entities and shall expire on the fifth (5th) anniversary of that date. This MOU shall be reviewed in its final year and may be extended by mutual written agreement of the entities.

SECTION XXIII
Language of Execution
Although all languages are deemed equally authentic, should this MOU be executed in more than one language, the English version shall control in the event of inconsistency in meaning or interpretation of terms. All notices, communications and proceedings under this MOU shall be delivered/conducted in English.

SECTION XXIV
Entire Agreement/Modification
This MOU constitutes the entire agreement between the entities and may be amended only in written agreements signed by all entities.

SECTION XVIII
Entire Agreement/Modification and Designee/Notice
The below named individuals are representatives of the respective entities responsible for the development and coordination of the specific activities contemplated by this MOU. All notices or communications hereunder should be directed to the below named persons unless another addressee is hereinafter designated by written notice. This MOU constitutes the entire agreement between the entities and may be amended only in written agreements signed by all entities.

For Howard	**For Immage**
Name: [signature] Dana C. Hector, CRA	Name: [signature] Mahesh Narayanan, MS
Title: Executive Director for Research	Title: Chief Executive Officer
Date: 7/10/15	Date: 7/10/15